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                                                        Registration No. _______

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM SB-2

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                   -----------

                          NEW GENERATION PLASTIC, INC.
             (Exact Name of Registrant as Specified in Its Charter)
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                  DELAWARE                                      7389                                      13-4056896
                ------------                        ----------------------------                         ------------
      (State or Other Jurisdiction of               (Primary Standard Industrial                      (I.R.S. Employer
       Incorporation or Organization)                Classification Code Number)                     Identification No.)
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                                   -----------
                                 245 Park Avenue
                            New York, New York 10167
                                 (212) 792-4104
                                 --------------
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)
                                   -----------
                            Thomas R. Marshall, Esq.
                          New Generation Plastic, Inc.
                                 245 Park Avenue
                            New York, New York 10167
                                 (212) 792-4104
                                 ---------------
       (Name, Address Including Zip Code, and Telephone Number, Including
                        Area Code, of Agent For Service)
                                   -----------
       Copies of all communications, including all communications sent to the agent for service, should be sent to:

                              ALAN C. EDERER, ESQ.
                 Westerman Shapiro Pollack Draghi & Miller, LLP
                         600 Old Country Rd., Suite 502
                           Garden City, New York 11530
                               Tel: (516) 622-9200
                               Fax: (516) 622-9212
                                   -----------
Approximate date of proposed sale to the public: At such time or times after the effective date of this Registration Statement that the selling stockholders shall determine.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box X

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering ___________

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering _____

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering ___________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box ___________

                                [GRAPHIC OMITTED]
                         CALCULATION OF REGISTRATION FEE
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                 Title of Each Class of Securities                      Amount         Proposed         Proposed         Amount of
                         to be Registered                                to be          Maximum          Maximum       Registration
                                                                      Registered       Offering         Aggregate           Fee
                                                                                       Price Per     Offering Price
                                                                                      Security(2)
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
Common Stock, par value $0.001 per share(1)                            7,709,426        $7.50           $57,820,695       $15,265
------------------------------------------------------------------------------------------------------------------------------------
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(1)      Represents 4,688,720 shares of outstanding Common Stock, which may be sold by selling stockholders and 3,020,706 shares of Common Stock issuable upon exercise of outstanding warrants held by the stockholders.

(2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended. Represents the average of the high and the low bids of the Common Stock as quoted on the OTC Bulletin Board on March 6, 2000.

         Pursuant to Rule 416 of the Securities Act of 1933, this Registration Statement also relates to such additional indeterminate number of shares of Common Stock as may become issuable pursuant to the anti-dilution provisions of the warrants held by certain of the selling stockholders.

         The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

================================================================================

================================================================================

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, NOR DOES IT SEEK AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.


                   SUBJECT TO COMPLETION, DATED MARCH __, 2000

                          NEW GENERATION PLASTIC, INC.

                                [_________] Shares

                     Common Stock, par value $.001 per share

                                   -----------

         This prospectus relates to [________] shares of our common stock, which may be offered and sold, from time to time, by the selling stockholders named in this prospectus and an additional 3,020,706 shares of our common stock issuable upon the exercise of outstanding warrants. We will not receive any proceeds from the sale of the shares by the selling stockholders.

         Our common stock currently is quoted on the OTC Bulletin Board under the symbol "NGPX." On [______], 2000, the last reported sale price of our common stock on the OTC Bulletin Board was $[____] per share.

         See "Risk Factors" commencing on page 7 to read about the risks you should consider before buying shares of our common stock.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

         We will bear all costs and expenses of the registration of the shares under the Securities Act and certain state securities laws, other than discounts or commissions, if any, payable with respect to sales of the shares.




                 The date of this prospectus is ________ , 2000

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                                       3

                                TABLE OF CONTENTS
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                                                                       Page
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Prospectus Summary.................................................      5
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Risk Factors.......................................................      7
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Dividend Policy....................................................     16
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Price Range of Common Stock........................................     16
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The Company........................................................     18
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Business...........................................................     19
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Management's Plan of Operation.....................................     28
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Management.........................................................     31
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Principal Stockholders.............................................     34
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Selling Stockholders and Plan of Distribution......................     35
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Certain Transactions...............................................     38
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Description of Securities..........................................     39
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Shares Eligible for Future Sale....................................     40
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Legal Matters......................................................     41
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Experts............................................................     41
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Where You Can Find More Information................................     41
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Index to Financial Statements......................................    F-1
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                                       4

                               PROSPECTUS SUMMARY

         The following summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including "Risk Factors" and the financial statements, before making an investment decision.

                                   Our Company

Plastic Business

         We own the rights to a plastic technology that is capable of blending immiscible plastic mixtures. We believe our technology is capable of turning mixed plastic recycling into high quality uniform thermoplastic resins and end products. To date, we have focused on developing our plastic technology to a commercial stage. We believe that there are commercially viable applications for our plastic technology available now and that these applications can best be exploited by an entity with more established operations and expertise in the recycling and plastic industry. Accordingly, we anticipate that within the next six (6) months, our newly formed plastic subsidiary will enter into an exclusive Master License agreement with an entity or venture, the partners of which are currently involved in the recycling and/or equipment manufacturing industries. We expect that the master licensee will assume all responsibility for the costs and control over the commercialization of our plastic technology. We expect that it will identify the specific applications that will be pursued and perform any necessary research and development to commercialize the selected applications. We anticipate that our plastic subsidiary will receive royalty income based on kilograms processed using our plastic technology. However, at the present time, we do not have any agreements with a prospective master licensee, we have not fully developed a commercially viable product and we have not generated any revenues.

Internet Business

         Our Board recently announced our intention to enter a new business involving the incubation of Internet companies located primarily in Europe (See "Business - Internet Business"). In order to implement our additional business focus, our Board has proposed a reorganization of our existing corporate structure (See "The Company - Proposed Restructuring"). Through our recently formed Internet subsidiary, we expect to develop and physically host a number of Internet companies primarily in Europe. We anticipate that specific areas of focus will include business-to-business ("B2B") e-commerce and ventures oriented towards new emerging Internet infrastructure and wireless Internet applications.

About Us

         We were incorporated in the State of Delaware in April of 1999. We are the surviving entity of a merger with SW Ventures, Inc., a Nevada corporation, which took place on June 10, 1999. Our principal executive offices are located at 245 Park Avenue, New York, New York 10167. Our phone number is 212-792-4104. Our website address is www.ngpx.com. The information in our website is not a part of this prospectus.

The Offering

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   --------------------------------------------------------------------------------------------------
   Common Stock offered by the selling stockholders........................  [________] shares(1)
   --------------------------------------------------------------------------------------------------
   Common Stock outstanding prior to the offering..........................  [________] shares
   --------------------------------------------------------------------------------------------------
   Common Stock outstanding after the offering.............................  [________] shares
   --------------------------------------------------------------------------------------------------
   OTC Bulletin Board Symbol...............................................  NGPX
   --------------------------------------------------------------------------------------------------
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     (1)  Includes 3,020,706 shares of common stock issuable upon the exercise of outstanding warrants.

Risk Factors

         An investment in our common stock involves a high degree of risk. You should carefully review and consider the risks discussed under "Risk Factors" as well as the other information set forth in this prospectus before buying our common stock.

                                  RISK FACTORS

         An investment in our common stock involves a high degree of risk. You should carefully review and consider the risks and uncertainties described below as well as the other information set forth in this prospectus before investing in our common stock. If any of the following risks actually occur, our business, financial condition, or operating results could be materially adversely affected. In such case, the trading price of our common stock could decline and you may lose all or part of your investment.

General Risks Associated With Investment In Our Common Stock

There is a limited public market for our common stock

         Our common stock is quoted on the OTC Bulletin Board with relatively limited trading activity to date. We cannot assure you that an active trading market will develop for our common stock, or that if one develops, it will be sustained.

Our stock price may be volatile

         The market prices of many publicly traded companies, particularly development stage companies, have been and can be expected to be highly volatile. The future market price of our common stock could be significantly impacted by

          o    future sales of our common stock,

          o announcements of technological innovations for new commercial products by our present or potential competitors,

          o    developments concerning proprietary rights,

          o    failure to enter into strategic alliances,

          o    adverse litigation,

          o    variations in quarterly operating results,

          o general trends in the plastic recycling and Internet industries, and

          o    other factors outside of our control.

We do not anticipate paying dividends

         To date, we have not declared or paid dividends on our common stock. We presently intend to retain earnings, if any, to finance our operations and do not expect to pay cash dividends on our common stock in the foreseeable future. The payment of dividends will depend, among other things, upon our earnings, assets, general financial condition, and upon other relevant factors.

Our right to issue preferred stock could adversely affect common stockholders

         Our certificate of incorporation authorizes the issuance of preferred stock with such designations, rights, and preferences as may be determined from time to time by our Board of Directors, without any further vote or action by our stockholders. Therefore, our Board of Directors is empowered, without stockholder approval, to issue a class of stock with dividend, liquidation, conversion, voting, or other rights, which could adversely affect the voting power or other rights of the holders of our common stock.

Anti-takeover provisions may discourage takeover attempts

         Provisions of the Delaware General Corporation Law and our certificate of incorporation may discourage potential acquisition proposals or delay or prevent a change of control. See "Description of Capital Stock."

Shares eligible for future sale may adversely affect our stock price

         A substantial number of our shares are available for future sale. If these shares are sold in the public market, it may adversely affect prevailing market prices for our common stock and could impair our ability to raise capital through future sales of equity securities. See "Shares Eligible for Future Sale."

Should our common stock fall below $5 per share, it will be classified as a "penny stock"

         The Securities and Exchange Commission has adopted regulations which define a "penny stock" to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions, including an exception for securities authorized for quotation on certain stock exchanges and on the Nasdaq Small Cap Market. For any transaction involving a penny stock, the rules require the delivery, prior to the transaction, of a disclosure schedule prepared by the SEC relating to the penny stock market. Disclosure also must be made about commissions payable to both the broker-dealer and the registered representative and about current quotations for the security. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Our common stock currently does not fall within the definition of a "penny stock." If our common stock were to trade below $5.00 per share, the trading market for our common stock would be materially adversely affected unless an exemption from the penny stock rules is available.

Risks Associated With Our Plastic Business

We have a limited operating history and a history of losses, we expect to incur losses in the future.

         We incurred net losses of approximately $3,547,326 for the period April 15, 1999 through December 31, 1999. As of December 31, 1999, we had an accumulated deficit of $3,547,326, which has since increased. We have not generated any operating revenues to date. The development and commercialization of applications using our technology will require substantial expenditures for the establishment of manufacturing, marketing, and sales capabilities. As a result, we intend to enter into an exclusive agreement with a master licensee that has an established reputation in the plastic recycling and/or equipment manufacturing industry. We anticipate that the master licensee will assume all responsibilities for the cash and control over the commercialization of our plastic technology. If we are unable to find such a master licensee, we may be required to cease operations.


Our business is subject to factors outside our control

         Our business may be affected by a variety of factors, many of which are outside our control. Factors that may affect our business include:

          o the ability to find a suitable master licensee, venture partner or partners to commercialize our technology;

          o    competition;

          o    our ability to attract qualified personnel;

          o the amount and timing of operating costs and capital expenditures necessary to establish our business, operations, and infrastructure; and

          o general economic conditions as well as economic conditions specific to the recycling industry.

Products using our plastic technology, which have not yet been developed, may not be readily accepted by the market

         Although we believe that our patented plastic blending technology will have commercial applications in the plastic recycling industry, we can not assure you that the market will recognize the benefits or the potential of our technology. Even if the master licensee is able to successfully demonstrate to potential customers the benefits, safety, efficacy, and cost-effectiveness of thermoplastic resins and end products using our technology, we cannot assure you that there will be sufficient market acceptance and demand of such products to allow us to generate sufficient royalty income to operate profitably in the plastic business.

We must maintain and establish strategic alliances and other third party relationships to implement our business strategy

         Our strategy for developing, manufacturing, marketing, and distributing products using our plastic blending technology is dependent upon entering into a master license with a master licensee that has an established reputation in the plastic recycling and/or equipment manufacturing industries, strategic alliances and relationships with joint venture partners, contract manufacturers, or other third parties, and upon the subsequent success of these parties in performing their responsibilities. We have no such existing relationships and cannot assure you that those which we may establish in the future will be successful. Failure to secure a master license agreement will have a material adverse effect on our business and our financial condition.

We face competition

The domestic and international recycling markets are highly competitive. Products using our technology will compete with existing products using a variety of plastic blending technologies. Many of the manufacturers of competing products

          o    are well established in their industry,

          o have substantially greater experience than us in research and development, manufacturing, sales and marketing, and

          o have significantly greater financial, research, manufacturing, and marketing resources than us.

         Furthermore, future technologies developed by others may render products using our technology obsolete or non-competitive.

We will be exposed to numerous risks associated with international operations

         We intend to market our products in international markets. International operations entail various risks, including

          o    political instability;

          o    economic instability and recessions;

          o    exposure to currency fluctuations;

          o    difficulties of administering foreign operations generally;

          o    reduced protection for intellectual property rights;

          o    potentially adverse tax consequences; and

          o obligations to comply with a wide variety of foreign laws and other regulatory requirements.

We have extremely limited manufacturing, marketing and sales capabilities

         We have extremely limited manufacturing, marketing and sales resources. While we anticipate that we will enter into an exclusive agreement with a master licensee that will assume these responsibilities, we can provide no assurances that such an alliance will be formed.

Our technology may become obsolete

         Many companies in the recycling industry invest large sums in research and development. The development by others of new or improved products, processes, or technologies may make products using our technology obsolete or non-competitive.

We depend on patents and proprietary rights

         Our success will depend, in part, on our ability to obtain and maintain patent rights to preserve our trade secrets and to operate without infringing on the proprietary rights of third parties. We cannot assure you that

          o    any additional patents will be issued to us,

          o the scope of any existing or future patents will exclude competitors or provide us with competitive advantages,

          o any of our patents will be held valid and enforceable if challenged, or

          o others will not claim rights in or ownership to the patents and other proprietary rights held by us.

         Furthermore, others may have developed or could develop similar products or patent rights, may duplicate our products, or design around our current or future patents. Others may independently develop or otherwise acquire substantially equivalent know-how, or gain access to and disclose our proprietary technology. We cannot assure you that we can ultimately protect meaningful rights to our proprietary technology.

We may not be able to protect our intellectual property rights

         Solvay, S.A has opposed our European patent covering our plastic technology. We have retained counsel in Munich, Germany to defend our patent rights. While we believe our patent will be upheld in substantially the form it was issued, we can provide no assurances that we will be successful in our patent defense. An adverse determination with respect to the enforceability of our European patent could have a material adverse effect on our business and our financial condition.

         There could be additional litigation concerning our intellectual property rights in the future. Such litigation, if it occurs, could result in substantial expense to us and diversion of our efforts, but may be necessary to

          o    enforce our patents,
          o    protect our trade secrets and know-how,
          o defend us against claimed infringement of the rights of others, or
          o determine the enforceability, scope, and validity of the proprietary rights of others.

An adverse determination in any such litigation could subject us to significant liability to third parties or require us to seek licenses from third parties. Accordingly, an adverse determination in such litigation could have a material adverse effect on our business and financial condition.

Risks Associated With Our Proposed Internet Business

We have no operating history upon which you may evaluate us

         Our Internet subsidiary was formed in February of 2000. To date our Internet subsidiary has not made any investments or conducted any meaningful business. Accordingly, we have no operating history upon which you may evaluate our business and prospects. We anticipate that many of the companies that our Internet subsidiary develops will be in the early stages of their development. Our business and prospects must be considered in light of the risk, expense and difficulties frequently encountered by companies in early stages of development, particularly companies in new and rapidly evolving markets such as business to business e-commerce and other Internet related companies. If we are unable to effectively allocate our resources and help grow the companies our Internet subsidiary develops, our stock price may be adversely affected and we may be unable to execute our strategy of developing a collaborative network of Internet related companies through our Internet subsidiary.

Our business will depend upon the performance of companies whose business is uncertain

         Economic, governmental, industry and internal company factors outside our control affect each of the companies our Internet subsidiary will invest in. If these companies do not succeed, the value of our assets and the price of our common stock could decline. The material risks relating these companies include:

          o lack of the widespread commercial use of the Internet, which may prevent these companies from succeeding; and

          o intensifying competition for the products and services these companies offer, which could lead to the failure of some of these companies.

Our business model is unproven

         Our strategy is based on an unproven business model. Our business model depends on the willingness of companies to join the collaborative network of our Internet subsidiary and the ability of the collaborative network to assist our Internet subsidiary's network of companies. Our business model depends on our Internet subsidiary's ability to share information within its network of companies. If competition develops among companies in its network, our Internet subsidiary may be unable to fully benefit from the sharing of the information within its network. If we cannot convince companies of the value of our business model, our ability to attract new companies will be adversely affected and our strategy of building a collaborative network may not succeed.

Fluctuations in our quarterly results may adversely affect our stock price

         We expect that our quarterly results will fluctuate significantly due to many factors, including

          o the operating results of companies that our Internet subsidiary develops;

          o changes in equity losses or income and amortization of goodwill related to the acquisition or divestiture of interests in companies that our Internet subsidiary develops;

          o changes in our methods of accounting for our interests in other companies, which may result from changes in our Internet subsidiary's ownership percentages of these companies;
          o sales of equity securities by companies owned by our Internet subsidiary, which could cause us to recognize gains or losses under applicable accounting rules;
          o the pace of development or a decline in growth of the B2B e-commerce market and the Internet as a whole;
          o intense competition from other potential acquirers of Internet related companies, which could increase our Internet subsidiary's cost of acquiring interests in companies, and competition for the goods and services offered by companies they own; and
          o    our Internet subsidiary's ability to effectively manage its growth and the growth of companies they own during the
               anticipated rapid growth of the global Internet market.

Companies that our Internet subsidiary develops may grow rapidly and our Internet subsidiary may have difficulty assisting them in managing their growth

         We expect the companies that our Internet subsidiary develops to grow rapidly, by adding new products and services and hiring new employees. This growth is likely to place significant strain on their resources and on the resources our Internet subsidiary allocates to assist these companies. In addition, management of our Internet subsidiary may be unable to convince companies it invests in to adopt their ideas for effectively and successfully managing growth.

We face competition from other potential acquirers of Internet related companies

         We face competition from other capital providers including publicly-traded Internet companies, venture capital companies and large corporations. Many of these competitors have greater financial resources and brand name recognition than we do. These competitors may limit our Internet subsidiary's opportunity to acquire interests in companies. If our Internet subsidiary cannot acquire interests in attractive companies on reasonable terms, our strategy to build a collaborative network of companies may not succeed.

Our European focus exposes us to less developed markets, currency fluctuations and political instability

         We are pursuing opportunities outside the United States. This international focus exposes us to several risks, including the following:


          o    political instability;

          o    economic instability and recessions;

          o    exposure to currency fluctuations;

          o    difficulties of administering foreign operations generally;

          o    reduced protection for intellectual property rights;

          o    potentially adverse tax consequences; and

          o obligations to comply with a wide variety of foreign laws and other regulatory requirements.


The growth of our Internet subsidiary could be impaired by limitations on access to the capital markets

         To date, there have been a substantial number of Internet-related initial public offerings and additional offerings are expected to be made in the future. If the market for Internet-related companies and initial public offerings were to weaken for an extended period of time, the ability of our Internet subsidiary and the companies in which it invests to grow and access the capital markets will be impaired.

Our Internet subsidiary may be unable to obtain maximum value for their interests in other companies

         While we generally do not anticipate that our Internet subsidiary will sell its interests in other companies, if they were to divest all or part of an interest in a company, they may not receive maximum value for such positions. For companies with publicly-traded stock, our Internet subsidiary may be unable to sell its interest at then-quoted market prices. Furthermore, for those companies that do not have publicly-traded stock, the realizable value of our Internet subsidiary's interests may ultimately prove to be lower than the carrying value currently reflected in our consolidated financial statements.

Our Internet subsidiary may not have opportunities to acquire interests in companies

         Our Internet subsidiary may be unable to identify companies that complement its strategy, and even if they identify a company that complements their strategy, they may be unable to acquire an interest in the company for many reasons, including:

          o A failure to agree on the terms of the acquisition, such as the amount or price of the acquired interest;

          o Incompatibility between our Internet subsidiary and management of the company;

          o    Competition from other acquirers of Internet related companies;

          o    A lack of capital to acquire an interest in the company; and

          o The unwillingness of the company to partner with our Internet subsidiary.

         If our Internet subsidiary cannot acquire interests in attractive companies, our strategy to build a collaborative network of companies through our Internet subsidiary may not succeed.

We may have to buy, sell or retain assets when we would otherwise not wish to in order to avoid registration under the Investment Company Act of 1940

         We believe that our Internet subsidiary will be actively engaged in the Internet business through their network of majority-owned subsidiaries and companies that they will "control." Under the Investment Company Act, a company is considered to control another company if it owns more than 25% of that company's voting securities. A company may be required to register as an investment company if more than 45% of its total assets consist of, and more than 45% of its income/loss and revenue attributable to it over the last four quarters is derived from, ownership interests in companies it does not control. Because many of the companies our Internet subsidiary will own will not be majority-owned subsidiaries, and because our Internet subsidiary will own 25% or less of the voting securities of a number of companies, changes in the value of their interests in the income/loss and revenue attributable to companies it owns could subject our Internet subsidiary to regulation under the Investment company Act unless our Internet subsidiary takes precautionary steps. For example, in order to avoid having excessive income from "non-controlled" interests, our Internet subsidiary may not sell minority interests they would otherwise want to sell or they may have to generate non-investment income by selling interests in companies that they are considered to control. Our Internet subsidiary may also need to ensure that they retain more than 25% ownership interests in companies after any equity offerings. In addition, our Internet subsidiary may have to acquire additional income or loss generating majority-owned or controlled interests that they may not otherwise have acquired or may not be able to acquire "non-controlling" interests in companies that they would otherwise want to acquire. It is not feasible for our Internet subsidiary to be regulated as an investment company because the Investment Company Act rules are inconsistent with our Internet subsidiary's strategy of actively managing, operating and promoting collaboration among companies in its network.

Our business is dependent upon our executive officers and our ability to attract and retain other key personnel

         Our success is dependent in large part on the continued employment and performance of our President and Chief Executive Officer, Paul Hokfelt, as well as other key management and operating personnel. The loss of any of these persons could have a material adverse effect on our business. We do not have key person life insurance on any of our employees.

         Our future success also will depend upon our ability to recruit personnel, and to hire and to retain additional qualified personnel with respect to our Internet business. The failure to recruit such personnel or failure to otherwise obtain such expertise would have a material adverse effect on our business and financial condition.

WARNING REGARDING FORWARD LOOKING STATEMENTS

         This prospectus contains certain forward-looking statements, including but not limited to statements regarding:

          o    products to be developed;

          o    technological and competitive advantages;

          o timetable for commercial introduction of products using our technology;

          o    strategic alliances;

          o    entrance into the Internet incubation business; and

          o    our proposed restructuring.

         These forward-looking statements are based on current expectations that involve numerous risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive, and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that our assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, we cannot assure you that the results discussed or implied in such forward-looking statements will prove to be accurate. In light of the significant uncertainties inherent in such forward-looking statements, the inclusion of such statements should not be regarded as a representation by us or any other person that our objectives and plans will be achieved. Words such as "believes," "anticipates," "expects," "intends," "may," and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. We undertake no obligation to revise any of these forward-looking statements.

DIVIDEND POLICY

         We have never declared or paid dividends, and do not intend to pay any dividends in the foreseeable future on shares of our common stock. Our earnings, if any, are expected to be retained for use in expanding our business. The payment of dividends is within the discretion of our Board of Directors and will depend upon our earnings, if any, capital requirements, financial condition, and such other factors as are considered to be relevant by our Board of Directors from time to time.


PRICE RANGE OF COMMON STOCK

         Our common stock is traded on the OTC Bulletin Board under the symbol "NGPX". The following table sets forth for the periods indicated the high and low bid quotations for our common stock as reported on the OTC Bulletin Board. for all periods subsequent to our merger with SW Venture, Inc. These quotations reflect inter-dealer prices, without retail mark-up, markdown or commission, and may not necessarily represent actual transactions.

             -------------------------------------- ---------- ------------
                                                    High       Low
             -------------------------------------- ---------- ------------
             4th Quarter 1999, ended 12/31/99       $8.5       $6.25
             -------------------------------------- ---------- ------------
             3rd Quarter 1999, ended 9/30/99        $8.5       $4.125
             -------------------------------------- ---------- ------------
             6/11/99 through 6/30/99                $8.25      $7.25
             -------------------------------------- ---------- ------------

         As of [_____], 2000, there were approximately [95] holders of record of our common stock. On [______], 2000, the last sale price reported on the OTC Bulletin Board for our common stock was $[____] per share.

                                   THE COMPANY

         We were incorporated in the State of Delaware on April 15, 1999. We were the surviving entity in a merger which took place on June 10, 1999 with SW Ventures, Inc., a Nevada corporation organized on May 7, 1996. Since the merger, our business purpose has focused on the commercial development of our patented plastic processing technology. On January 25, 2000, the Board announced our intention to enter into an additional business involving the establishment of a European Internet Incubator network (See "Business").

         From its inception in May of 1996 until the date of our merger, SW Ventures, Inc. business involved seeking out and investing in various oil and gas opportunities in the Western United States. SW Ventures participation in the oil and gas business ceased on June 10, 1999 when it contributed all of its assets and liabilities relating to the oil and gas business to a wholly owned Nevada subsidiary, SW Oil and Gas Company. Immediately thereafter all of the stock of SW Oil and Gas Company was sold to Guido Cloetens, the former majority shareholder of SW Ventures, Inc., in exchange for a Promissory Note with a principal amount of $90,000 and the assumption of certain liabilities of SW Ventures, Inc. by Mr. Cloetens and SW Oil and Gas Company.

         On June 8, 1999, at a special meeting of the shareholders of SW Ventures, Inc., the following actions were approved: (a) the reverse split of the common stock of SW Ventures, Inc. (15 for 1), (b) the disposition of all of the assets and liabilities of SW Ventures, Inc. relating to its oil and gas operations to SW Oil and Gas Company, (c) the merger of SW Ventures, Inc. and New Generation Plastic, Inc. with New Generation Plastic, Inc. as the surviving entity and (d) the issuance of 11,580,000 post split shares of common stock of New Generation Plastic, Inc. to Bachkine & Meyer Industries, S.A., a British Virgin Islands corporation, pursuant to an exemption from the registration requirements of Section 5 of the Securities Act of 1933, as amended under Regulation S, in exchange for all of the assets and liabilities relating to our patented technology pursuant to the terms of the Asset Contribution Agreement by and between Bachkine & Meyer Industries, S.A. and SW Ventures, Inc. and Guido Cloetens dated as of April 14, 1999.

Proposed Restructuring

         On March 9, 2000, we announced a proposed restructuring which we believe will allow us to more effectively pursue our Internet strategy. As part of this restructuring, we recently formed a wholly owned subsidiary, New Generation Partners, Inc., in the State of Delaware.

         We expect that this recently formed subsidiary will develop and physically host a number of Internet companies primarily in Europe. We anticipate that we will develop a collaborative network of companies involved in B2B e-commerce and ventures oriented towards new emerging Internet infrastructure and wireless Internet applications.

         Subject to stockholder approval, we intend to transfer all of our assets and liabilities relating to our plastic business to another recently formed wholly owned Delaware subsidiary, NG Plastic, Inc. As part of the restructuring, we anticipate changing our name from "New Generation Plastic, Inc." to "New Generation Holdings, Inc." subject to stockholder approval and changing the name of "NG Plastic, Inc." to "New Generation Plastic, Inc.". We anticipate that the transfer of our assets and liabilities relating to our plastic business and the change of our corporate name, among other things, will be presented for a vote of our stockholders at our annual meeting which is expected to be held in April, 2000.

                                    BUSINESS

Plastic Business

         Our plastic blending technology enables the production of homogeneous, commercially usable polymers from a varied stream of otherwise immiscible waste plastic or virgin feedstock. To date we have not generated any revenue from our technology and have devoted our efforts to developing the technology to a commercially viable stage. We believe that our technology is unique in its ability to combine mixed plastic, including blending different polymers which are normally incompatible, into homogenous compounds (the "NGP Compounds") through a mechanical process. The NGP Compounds are created without the use of costly additives, known as compatibilizers, which link non-compatible resins. We believe that NGP Compounds can be customized to meet desired physical specifications. Moreover, our technology can utilize consumer and industrial plastic waste, as well as virgin materials. In this regard, we believe that our technology provides a solution for the processing of mixed plastic waste. Therefore, we expect that initial commercialization efforts will be focused on the recycling market.

         The core component of our technology is an integrated ultra high shearing chamber that creates in situ compatibilization of otherwise non-compatible resins and deeply microhomogenizes different polymers into a continuous amalgam. The chamber is a cylindrical structure within which a rotor with impellers turns at very high speed (peripheral tip speed ranges between 40 and 65 m/sec during final processing). The speed and timing of the motor is programmed according to the materials being processed and the nature of the compounds to be created. The mixed plastic, as a result of the friction between the plastic particles, rotor blades and chamber wall, are melted into a homogeneous blend. A sharp increase of the torque indicates that the molten mixture has reached the predetermined "gelification" level and is ready to be discharged from the chamber.

         All processing steps are computer controlled by software. Parameters for programming include temperature, rotor speed, torque variation and time. Depending on the type of mixture processed, the cycle time should last between 20 and 60 seconds and temperatures of the expulsed hot compound melt range between 180(Degree)C and 280(Degree)C.

         We believe that the finished product is significantly more processable than otherwise compatibilized or compacted mixed plastic and offers economic advantages over current plastic recycling. For example, the finished product is normally pelletized allowing it to be used in conventional plastic injection and extrusion equipment.

         We are currently operating a bench top prototype with a capacity of approximately 30 kg/hour, have finalized the plans for the creation of a 150 kg/hour pilot unit and have plans for a full commercial size unit with a capacity of 1,000 kg/hour (the "NGP Unit"). We expect that all of the above will be made available to the master licensee (See "Management's Plan of Operation - Plastic Business"). Our technology is protected by a patent that is issued or pending in 62 jurisdictions worldwide.

         We estimate that Newplast, NV and its affiliates (together, "Newplast"), the prior owner of our technology, spent in excess of $12,000,000 from 1991 to 1996 in their effort to find a commercial application for our technology. Seven prototypes were produced and tested, with the last and largest unit having a standard capacity of 350kg/hour. Newplast was forced into liquidation by their creditors in 1996. In 1998, Bachkine & Meyer Industries, S.A. bought the patent rights covering the plastic blending technology from a secured creditor and hired Bernard Dubrulle d'Ohrcel, the chief engineer in charge of the development of the prototypes for Newplast.

         The thermoplastic end product created by our technology from mixed plastic waste is expected to have physical and chemical properties that are comparable to certain virgin resins. In our opinion, current recycled mixed plastic products have poor physical and chemical properties that have limited their commercial acceptance. We expect that products using our technology will be able to produce a series of NGP Compounds with specified characteristics by controlling the mix of the recycled plastic feedstock without the use of compatibilizers. Additionally, NGP Compounds can be created from mixed virgin resins that are currently immiscible.

         Historically, virgin resins were not mixed due to the costs of chemical processes, limited miscibility of polymers and limited markets due to higher end product costs. However, over the past 10 years, polymer blends have garnered as much as a 30% market share of polymer consumption. We believe that our technology is well suited for the development of additional polymer blends and may offer an economical process for recycling those blended products.

         NGP Compounds can be pelletized and easily used in standard plastic manufacturing techniques, such as injection, extrusion, extrusion/calendar, blow molding and compression molding. These pellets can then be used in a range of applications such as building materials, highway construction and sign posts, agriculture, transportation, household products, office equipment, consumer electronics, etc. The raw material costs of NGP Compounds utilizing plastic waste are expected to be approximately half of the cost of using commodity virgin resins (depending on geographic variables such as electric and labor costs, percentage content/volume/costs of the plastic waste stream and the specific resin the NGP Compounds are being compared to).

         Our Technology - Recycling Application

         For a plastic recycling application, our technology must be integrated into a three zone system. Generally, a 25,000 square foot facility is necessary for operations. The activities within each zone are as follows:

Zone One - Cleaning and Size Reduction. Within the first zone, waste plastic materials are shred, separated, washed, dried and ground to specification for the process feedstock. Material is then conveyed to silos for composition analysis and short-term storage. If necessary, the mixture can be supplemented with mono-materials and/or additives for specific applications/technical specifications.

Zone Two - NGP Unit. Within the second zone, material is transported into the ultra high shearing processing chamber. Depending on the type of mixture processed, the cycle time should last between 35 and 120 seconds. Peripheral tip speed ranges between 40 to 65 m/sec and temperatures of the expulsed hot compound melt ranges between 180(Degree)C and 280(Degree)C during final processing. The Company believes that within 20 - 60 seconds a phase change occurs, causing molecular grafting or linking (re-arranging of the various polymers) of various polymer chains, creating a homogeneous amalgam. The amalgam is then extracted by centrifugal force from the inner chamber and is forced into the reception area of a specially designed first phase extruder for temperature control and extrusion. At the end of the first stage extruder is a special filtration unit combined with an extrusion die designed to discharge the hot melt in a spaghetti-like state into the degassing chamber. The filtered and degassed hot melt is then introduced to the mouth of the second stage extruder for pelletization or direct extrusion/compression of end products.

Zone Three - Packaging. Within the third zone, the pellets are conditioned and transferred into 25 kg or larger containers to be shipped to production equipment either on site or at an off-site manufacturing facility.

         For the waste management market, our technology requires a feedstock or raw material which has been collected, transported and sorted with a maximum 30% non-plastic content (water, paper, dirt, glass, metal, etc.). The mixed plastics are typically generated from the collection of municipal solid waste, industrial (computer, electronics, automotive) waste and agricultural (film, packaging, etc.) waste.

         The integrated NGP Unit located within Zone Two can be sold to customers that already have cleaning and packaging equipment or customers that will not be using dirty plastic waste. We hope to enter into a venture or ventures with one or more partners for the purpose of commercially producing identified streams of plastic. We anticipate that such an arrangement may result in the payment of royalties to us equal to a fixed amount per kilo of production.


         Competition


         We believe that current plastic or rubber processing equipment manufacturers could compete with us through the use of new or existing technology. There are more established and better funded waste processing equipment companies that currently manufacture waste processing equipment that will compete with equipment utilizing our technology. We anticipate that one or more of those companies will be the exclusive or nonexclusive manufacturers for our NGP Units.

         While there are numerous companies involved in plastic recycling, most of these firms are focused on collection and processing rather than technology development.

         With regard to the mechanical recycling of mixed plastic there are several techniques currently being utilized by companies in the recycling industry, including:

                  Intrusion - This technique involves the use of a specially designed extruder, in which, the low melting point polymers melt from the main body of material as they are extruded through round or square profiles. The unmelted polymer flakes are used as filler. This technique involves some pre-sorting, but the commercial use of the end product is limited due to physical and chemical characteristics. Companies that utilize this process include ART (Belgium), Remaplan (Germany), Testa (France) and Hammer Plastic (United States).

                  Cyrogenefication (micronisation) - This process utilizes very low temperatures to create the micronisation of the feedstock into a fine powder. The fine powder is then extruded with standard plastic processing equipment. The resulting end product has better surface aspects and a more homogeneous core than the end products from intrusion. The powder can also be transformed into end products by compression molding and be used as filler with a skin made of virgin polymers. The mechanical properties of the end product utilizing this technique are generally poor, though better than intrusion. This process is also costly.

         There has been recent development work of other chemical processes in Germany and France on the treatment of plastic waste, but costs associated with these processes significantly limit market applications. Additionally, the costs of incineration and landfill disposal (the largest waste management use for plastic waste) are high and will continue to meet public resistance. New waste management processes such as thermolization and pyrolization that are attempting to take market share away from incineration (providing no toxic gas emissions) are costly which has limited their market appeal. Pyrolisis has been developed by large chemical companies to take polymers back to their original state via high temperature and high pressure causing the materials to convert to the state of synthetic oil; however, this technique is extremely costly (the end product costs between 6 to 10 times more than the price of crude oil).

     Sources and Availability of Equipment/Raw Materials

     We believe that the reclaimed plastic waste utilized as a raw material in our technology is readily available worldwide at little or no cost. In some circumstances, we believe that we may receive payment to remove the plastic waste materials we utilize.

     Most of the equipment that makes up the NGP Unit is available from various manufacturers worldwide. The processing chamber is a unique design, but we believe that it can be manufactured by any of a number of the major plastic machinery manufacturers.

     Patents and Trademarks

     Our plastic blending technology currently utilizes our U.S. Patent Number 5,891,955 issued on April 6, 1999, entitled Process for Transforming a Starting Material Containing At Least Two Different Thermoplastic Materials Into A New Homogenous Thermoplastic Material. This patent has been filed or is pending in 62 jurisdictions worldwide. The European Patent No. 92907183.5-2307 issued on September 16, 1998 was opposed by an application filed by Solvay, SA. We have retained counsel in Munich, Germany to handle the opposition and we believe that the patent will be upheld in substantially the form it was issued. A decision on Solvay's opposition to our European patent is not expected until the fourth quarter of 2000. If the challenge to our European patent is successful, it could result in a material adverse effect on our business and our financial condition.

     We have filed for the registration of the following three (3) trademarks with the United States Patent and Trademark Office:

A)       Mark:             New Generation Plastic
         App. No.:         75/628132
         App. Date:        January 27, 1999
         Status:           Filed

B)       Mark:             NewGen Plastic
         App. No.:         75/628971
         App. Date:        January 27, 1999
         Status:           Filed

C)       Mark:             NGP
         App. No.:         Not yet assigned
         App. Date:        January 27, 1999
         Status:           Filed

Each application covers the following goods and services: (a) Machinery for the Production of Plastic Material, (b) Computer Software Used for the Production of Plastic Material, (c) Plastic Material Used for Manufacturing and (d) Manufacture of Plastic Products for Others, Recycling of Mixed Waste Plastic Products for Others.

         To date none of the trademarks has been issued; however, we are diligently pursuing the applications.


         Research and Development

         We have been engaged in internal and external research and development efforts aimed at bringing our technology to a commercially viable stage. A research agreement was entered into with an independent polymer research and testing organization called Pole Europeen de Plasturgie ("PEP") located in Oyonnax, France to further analyze our technology and the NGP Compounds it produces. In addition, some of the materials produced by the our bench type prototype are being tested by Polymer Diagnostics, Inc. ("PDI") an independent testing group based in Lake Avon, Ohio. PEP and PDI were commissioned to accelerate the development and commercialization of our technology. Their objectives were to: 1) show the improved technology performance relative to conventional blending equipment, 2) show the commercial potential by processing several readily available mixed plastic waste streams and some innovative blends from virgin materials, and 3) gain process understanding to predict material properties and develop quality control software in commercial machines. In 1999, approximately $62,000 was spent on research and development with PEP and PDI.


         We expect that the research agreement with PEP will be terminated in the near future. We anticipate that the master licensee will be responsible for future research and development costs (See "Management's Plan of Operation - Plastic Business").

         Number of Employees

         We have 6 employees as of the date hereof. We anticipate that 5 of the 6 employees will become employees of our Internet subsidiary.

Internet Business

         We formed New Generation Partners, Inc., a wholly owned Delaware subsidiary in February of 2000 for the purpose of establishing an Internet Incubation Network throughout Europe. We anticipate that our Internet subsidiary will enable us to develop and physically host a number of Internet companies, which we refer to as Network Companies. We expect that by creating such an Incubation Network, we can use the collective knowledge and resources of the Network Companies and our management team to create synergies and promote growth among Network Companies.

         The Internet Market

         The Internet has created a significant and abrupt shift in the way in which many companies do business. The Internet provides global connectivity and unprecedented breadth of information accessible at rapid speed and minimal cost. This low cost interconnectivity has changed how many companies communicate internally, transact business with vendors and customers and compete with firms around the world. These factors coupled with the relatively low costs associated with establishing an Internet company have led to a boom in new Internet companies.

         Nevertheless, we believe that there will be significant opportunities for new Internet companies due to the expected rise in Internet users worldwide (both individual and commercial), particularly in Europe. Currently, we estimate that the United States accounts for over 40% of worldwide Internet usage. Estimates indicate that Europe will surpass the United States in number of Internet subscribers by the end of 2001 and will account for approximately 50% of worldwide Internet usage by 2005. Combined revenues for Internet access in Europe are projected to grow from a recent estimate of $2.5 billion to almost $12 billion in 2001. It is expected that revenues generated from European e-commerce will grow from approximately $39 billion in 2000 to over $430 billion in 2003. We estimate that while there are approximately 400+ U.S. Internet related public companies, there are only 100+ such companies in Europe.

         Incubation Network

         We expect our Internet subsidiary to develop and physically host a number of Internet related companies primarily in Europe. We expect that specific areas of focus will include B2B e-commerce and ventures oriented towards new emerging Internet infrastructure and wireless Internet applications. We anticipate that initial Incubation facilities will be located in London, Paris and Munich. By providing initial funding, administration, accounting and legal assistance, consulting services, marketing, technology and contacts for additional funding, we hope to enable Internet start-up companies to focus on their core business while keeping operational expenses and other distractions normally associated with start-up businesses to a minimum. We believe that Internet entrepreneurs and companies requiring funding will actively seek out our Internet subsidiary. We also expect that our Internet subsidiary will make significant investments in non-Network Companies.

Our Process

         Through our Internet subsidiary, we intend to identify opportunities at a very early stage and incubate these ideas into successful businesses. We expect that as to each prospective incubation candidate, our Internet subsidiary will analyze the markets, core business concepts, the entrepreneur's capabilities and the nature and size of the equity stake that the Internet subsidiary will receive as an "incubation fee." If the Internet subsidiary agrees to admit the Network Company to Phase I incubation, our incubator facilities will provide infrastructure for the Network Company to develop their ideas into a business plan over an initial 30-90 day period. The infrastructure will include a senior local executive who will act as a partner to the entrepreneurs and organize support in hardware, software, design, marketing assessment, financial planning and administration. We will provide our local executives with an Incubation rule book which the executive will use to guide him or her as to the criteria for admitting companies to our Incubation Network, how to develop these companies and how to network within our Internet subsidiary's entire Incubation Network. We expect that our Internet subsidiary will receive an equity stake of no less than 25% in the Network Company for this first stage of incubation.

         After the production of the business plan, our Internet subsidiary and the Network Company will agree whether to continue collaboration. If agreed, we will begin the process of verifying and refining the business plan over an additional 30-90 day period. During this period, we expect that the Internet subsidiary will provide seed capital financing to the Network Company in an amount up to $500,000. We anticipate that our Internet subsidiary will identify, contract with and pay for the services of various advisors in an effort to verify the business plan. We expect that this portion of Phase 1 incubation will yield us additional equity, the amount of which will be determined on a case by case basis.

         In the event that the business plan developed in Phase 1 is deemed viable after verification, we anticipate that we will assist the Network Company in the further development and financing of the business in what we refer to as Phase 2. A Phase 2 Network Company will be expected to obtain its own space and will no longer be physically based by our incubation facility. We anticipate that we will assist the Phase 2 Network Company in preparing for and obtaining an initial round of third party financing. We expect that we will participate in that financing in return for additional equity. We anticipate that we will continue to assist in the management of the Phase 2 Network Company and we expect that we will have representation on the Board of Directors.

         Our Investment Policy

         We expect that our Internet subsidiary will follow a defined investment policy. At the present time, we anticipate that the policy will provide that 20% of available funds will be used in very early stage or Phase 1 Incubation ventures with seed investments up to $500,000 per company. We anticipate that 35% of funds will be allocated to the development of Network Companies coming out of Phase 1 incubation and slightly more mature European and North American ventures that are not Network Companies or Phase 2 ventures. We expect that the average investment in Phase 2 ventures will be $2,000,000. We anticipate that remaining funds may be invested in discrete investments in more mature businesses with higher capital requirements or Phase 3 companies. We expect that we will make a significant number of the Phase 2 and Phase 3 investments in Network Companies coming out of Phase 1. We hope to obtain active control of the companies in which we invest through shareholdings of 25% or more.

         Strategic Alliances

         We are entering into agreements with Double Impact Inc. and eMarketer an affiliate of e-lond, Inc. which we believe will greatly enhance our ability to provide Incubation services to Network Companies. Double Impact is a highly regarded Internet venture catalyst, providing Internet companies and entrepreneurs with a range of business development, investment and advisory services. The company targets entrepreneurial companies, corporations and investors and in assists them in formulating Internet strategy, forging partnerships, competing effectively, expanding globally and maximizing upside potential. We believe the agreement with Double Impact will provide us with a range of Internet experience and expertise, incubation development skills and analysis services which will assist us in developing protocols regarding industries and companies to invest in.

         eMarketer is a worldwide authority on online business. As a new media publisher, the company has numerous products and services. eMarketer's award-winning web site has been visited by hundreds of thousand of e-marketers, entrepreneurs, business analysts and industry experts from over 105 countries. We believe the agreement with eMarketer will provide us with significant real time research and market trend data.

         Competition

         The past few years have seen the emergence of several public companies in the United States that invest broadly in promising pre-IPO Internet-related start-up companies. These publicly traded incubator companies are a blend between venture capital firms and corporate parents, assisting startups in a myriad of financial, marketing and management areas. We expect that these companies will be our chief competitors; however, there may be other entrants into the Internet incubation market that will compete with us. Two of them, CMGI and ICGE are discussed below. However, we believe that none of these U.S. companies have a specific focus on European Internet investments and incubation activities, such as we have.

         More specifically, some of our potential competitors in Europe are currently in dialogue with us to become either consultants or partners. Some of these European companies are based in Sweden. One of the reasons we are approaching these firms is due to the fact that a significant portion of the cross Atlantic Internet traffic goes through Stockholm on the European side. Additionally, Sweden has been on the cutting edge of Internet start-ups and technology.

         The following are some of the public companies already involved in pre-IPO Internet funding.

CMG Information Services, Inc. (CMGI) - Andover, Massachusetts

         Since 1995, CMGI invests, develops, acquires and operates various Internet companies. The company provides incubating services for Internet-related start-up businesses and provides capital resources. These companies, as they grow within the CMGI network, are both public and private.

         Numerous investment banks are covering CMGI with a "buy" rating. As of mid December, CMGI's publicly traded assets totaled approximately $5 billion. Many analysts believe the company's valuation over the next 18-month period will rise to over $20 billion.

         CMGI has several business units. First, the Company has majority stakes in a range of Internet-related businesses including, technology, ISP and marketing companies at various stages of development, including AltaVista, iCAST, MyWay.com, NaviNet, Adsmart, Activerse, Engage, et al. Further, CMGI is directly involved in fulfillment services (the market segment which offers integrated Web-based product fulfillment including turnkey outsourcing, telemarketing and sales/lead inquiry management) through its investment in SalesLinkCorp, which in turn has purchased major competitors.

         CMGI also has an affiliated venture capital group formed in 1995 that makes the early-stage venture transactions through three Venture funds. The synergy amongst the start-up investments with the more mature companies allows a network of relationships, experiences and management to feed off of each other and improve all of the company's future business prospects. The company offers its affiliates and network of holdings access to corporate resources, facilities collaboration, development of strategic alliances and technical access to corporate resources, technological innovation. Strategic investors include Microsoft, Intel, Sumitomo and Compaq.

Investment Capital Group (ICGE) - Wayne, Pennsylvania

         ICGE is an Internet holding company actively engaged in business-to-business e-commerce through a network of Partner Companies. It provides operational assistance, capital support, industry expertise, and a strategic network of business relationships intended to maximize the long-term market potential of more than 45 business-to-business e-commerce partner companies. The company has or had stakes in VerticalNet Inc., MatchLogic, WiseWire, and Breakaway Solutions Inc. ICGE focuses on investments in online companies that provide Internet-commerce services for businesses and suppliers. Its investors include Safeguard Scientifics Inc., General Electric Co. and Comcast Corp.

         Leveraging off of an initial $45 million start up in 1996, the company has had a series of equity and debt moneys raised to fund their investments in Internet companies. A public offering in August and a tag on private placement with IBM this summer created a pool of approximately $225 million to make additional Internet investments.

         Other parties in the marketplace include:
SafeGuard Scientific - Wayne, Pennsylvania
Safeguard is an Internet-centric holding company that identifies, acquires, operates and manages business-to-business companies and has interests in several private equity funds. Safeguard currently focuses on companies engaged in e-commerce, e-communication, and e-business services. Safeguard Scientifics, Inc. develops and operates entrepreneurial, rapidly growing, information technology companies with an emphasis on E-Commerce, E-Business Software and Services, and E-Communications.

         Other significant companies in the incubation market are:

SOFTBANK, Inc. - Tokyo, Japan;
Rare Medium - New York;
eCompanies - Santa Monica, California;
i-Hatch Ventures - New York;
KPE - London, New York and Los Angeles'
Protege - UK and California;
Ci4net - Jersey (UK);
Dawnay Day Lander - London;
Europ@web - France;
Antfactory - London;
GorillaPark - Amsterdam;
Cell Ventures -Sweden;
Icon Medialab International - Sweden; and
Framfab - Sweden.

         Employees

         Our Internet subsidiary currently has no employees. We anticipate that the number of employees will grow to [25] by the end of 2000.

                         MANAGEMENT'S PLAN OF OPERATION

         You should read the following plan of operation in conjunction with the financial statements and notes thereto contained elsewhere in this prospectus. The following information contains forward-looking statements which are subject to risks and uncertainties. If one or more of these risks and uncertainties materialize, actual results may differ from those expressed or implied by the forward-looking statements.

Overview
         We are a development stage company that has not yet generated any revenue. We have decided to restructure our existing plastic business and enter into a new business involving incubation of primarily European Internet businesses. These two businesses will be carried out in two of our subsidiaries formed for those purposes. After the completion of the transactions, we will become a holding company with no operations aside from the ownership of the subsidiary corporations' stock.

Plastic Business

         Over the course of the next twelve months, we anticipate that we will engage in the following activities:

          1. We expect that upon receipt of stockholder approval, we will complete the transfer of all assets and liabilities relative to the plastic business to a wholly owned subsidiary.
          2. We expect to identify a master licensee and enter into an exclusive master license agreement for use of our plastic technology. We anticipate that our plastic subsidiary will receive royalty payments on a per kilogram basis.
          3.   We expect to maintain patent and trademark filings.
          4. We expect to provide any necessary administrative or technical assistance to master licensee with regard to our plastic technology.

         The foregoing activities reflect the fact that we will no longer be directly responsible for continuing research and development costs and capital expenditures with regard to the commercialization of selected applications for the plastic technology. We expect that the master licensee will be responsible for all such costs.

Internet Business

         Over the course of the next twelve months, we anticipate that we will engage in the following activities:

         1. We expect to identify and establish strategic partnerships with firms that provide expertise that will benefit Network Companies.
         2. We expect to establish an initial incubator site in London and additional sites in Paris and Munich.
         3. We anticipate hiring a Chief Investment Officer and Internet
Analyst.
         4. We expect to identify candidates for incubation and direct investment. It is expected that these candidates will be involved primarily in B2B e-commerce, wireless Internet, or Internet infrastructure.
         5. We anticipate entering into the initial phase of incubation with approximately 45 Network Companies.
         6. We expect that we will provide seed capital investments of up to $500,000 to approximately 18 of the initial 45 Network Companies.
         7. We anticipate that we will invest an average of $2,000,000 in 6 of the 18 Network Companies that we provide seed capital.
         8. We expect to provide seed capital of up to $500,000 each to 3 non-Network Companies (companies which are not part of our incubation program).
         9. We anticipate that we will invest an average of $2,000,000 in the initial round of third party financing of 4 non-Network Companies. We expect that this will represent approximately 30% of such initial financing for each of these non-Network Companies.
         10. We expect that we will make investments in 3 pre-initial public offering non-Network Companies with more mature Internet businesses. We expect that the average investment in each of these companies will be $5,000,000 which will represent approximately one-third of the funds raised by these companies.

                         Liquidity and Capital Resources

         As of the date of this registration statement, we have yet to generate any revenue from our business operations. Consequently, we have been solely dependent upon shareholder advances from Bachkine & Meyer Industries, S.A. to fund our cash requirements.

Plastic Business

         As of December 31, 1999, we had assets of $607,191 and liabilities of $3,337,984. For the next twelve months, we anticipate that we will require $150,000 in additional capital. We anticipate that these funds will either be provided by additional loans from Bachkine & Meyer Industries, S.A. or from the proceeds of a private placement of our equity securities. We do not plan to purchase any significant equipment in the next twelve months.

Internet Business

         Our Internet business is in its initial stage of development. This business has not generated any revenues to date and we do not expect any revenue to be generated in the next twelve months. In order to operate this business in accordance with our current business plan, we intend to raise approximately $60,000,000 in the next twelve months. We anticipate that in the next 90 days, we will raise approximately $2,000,000 to $5,000,000. We further anticipate raising an additional $55,000,000 to $60,000,000 in equity financing (private and/or public) in the next 12 months.

         We cannot guarantee that any new capital will be available to us or that adequate funds for operations will be available as or when needed, or on terms satisfactory to us. Our failure to obtain adequate additional financing may require us to delay, curtail or scale back some or all of our proposed activities and potentially to cease operations in both the plastic and Internet businesses.

         We expect that the Internet subsidiary will commit an aggregate of up to approximately $50,000,000 to investments in Network and non-Network Companies. In addition, we expect that we will incur approximately $3,200,000 of corporate overhead expenditures for salaries, rent, expenses, and legal and accounting expenses. The anticipated expenses for establishing and operating the initial network of incubation sites will be $9,200,000. Finally, we expect that we will expend approximately $500,000 in legal, accounting and other expenses directly related to investments in non-Network Companies.

Year 2000 Issue

         Management believes that our accounting and operational systems are year 2000 compliant. We received verification from GE/Fanuc that the process control software for the NGP Technology was year 2000 compliant. We have not yet experienced any material year 2000 operating problems and do not expect to encounter any such problems.

 Facilities

         We currently have a short term lease agreement for use of office space and conference facilities with Regus Business Center Corp. at 245 Park Avenue, 39th Floor; New York, New York 10167. The agreement is on a month to month basis at a rate of $225, plus expenses. This arrangement is sufficient to conduct the day to day operations of its business. In addition, we have a month to month arrangement with Bachkine & Meyer Industries, S.A. to utilize space in their representative office at Rue de la Rotisserie 29, Geneva, Switzerland. Currently, there is no rental paid to Bachkine & Meyer Industries, S.A. for the use of the space.

Legal Proceedings

         We are not a party to any pending legal proceedings and, to the best of our knowledge, no such action by or against us has been threatened.

                                   MANAGEMENT

         The following table sets forth the names, ages and positions of our executive officers and directors:


         Name                 Age      Position and Offices with the Company
         ----                ----      -------------------------------------

         Jacques Mot          42       Chairman of the Board of Directors

         Paul Hokfelt         46       President, Chief Executive Officer

         Elliot Levine        47       Interim Chief Financial Officer

         Marc Engel           40       Executive Vice President

         Thomas Marshall      42       Executive Vice President, Secretary and
                                       General Counsel and Director

         Marcel Rokegem       50       Director

         Jacques Mot has served as the Chairman of the Board since April of 1999 and he served as President and Chief Executive Officer from April 1999 to January 24, 2000. Mr. Mot is a founder of Bachkine & Meyer Industries, S.A. ("BMI"). Prior to the start up of BMI, Mr. Mot was an independent consultant to Unilabs Group (listed on the Nasdaq and Swiss Stock Exchanges). Mr. Mot's activities have primarily been securities related matters and investor relations.

         Mr. Mot was also a Director of Argenta & Magnum Management Company Ltd.
- Gilbratar, a company that created and marketed offshore entities. From 1987 to 1992, Mr. Mot was the General Manager and Director of Iesa Investissements S.A., a portfolio management and investment company, where he handled portfolio and investment management on a confidential basis. Mr. Mot attended to the University of Lausanne, Switzerland studying economics from 1976-1979.

         Paul Hokfelt has served as our President and Chief Executive Officer since January 25, 2000. Paul is a Swedish national who has been active internationally and gained senior management experience in several European countries and the United States with service providers in the medical field. Prior to joining us, Paul was most recently a director and CEO of UCT International, a contract research organization. Additionally, he was instrumental in his role as managing director and COO in the rapid growth of Unilabs, S.A., a company he joined from its start-up and led through its trading on the Swiss Stock Exchange in April 1997. Unilabs, S.A. is a European leader in the field of medical diagnostics.

         Prior to these appointments, Paul was a senior officer with several Scandinavian financial institutions for over ten years, amongst them SEB, which specializes in the structuring of complex financing solutions. He holds a degree in Business Administration from the Stockholm School of Economics (1976).

         Elliot Levine has served as our Interim Chief Financial Officer since April of 1999. Mr. Levine is a founding member of the accounting firm of Levine & Seltzer, LLP, Certified Public Accountants. He became a member of the American Institute of Certified Public Accountants in February of 1975. Mr. Levine's work experience includes five years at Arthur Young, ten years as partner and Director of Taxes of Leslie Sufrin & Co., P.C., CPAs and seven years as senior member of Levine & Seltzer, LLP.

         Mr. Levine is a graduate of Queens College, City University of New York. During Mr. Levine's 24 years as a CPA, he has given numerous speeches and has chaired several conferences on the topic of Mergers and Acquisitions.

         Marc R. Engel has served as our Executive Vice President in charge of Business Development since April of 1999. Prior to these activities Mr. Engel was the founder and principal of 21ST Century Capital Advisors, Inc. a financial advisory firm specializing in environmental and technology company financings and business development.

         Mr. Engel was a senior advisor and vice president at Hambro Resource Development, the Hambros Bank subsidiary in New York, specializing in corporate and project finance. He has also held various national marketing and sales management positions within the construction and direct marketing industries. Marc received his B.A. from Boston College in 1980.

         Thomas R. Marshall has served as General Counsel, Executive Vice President and Secretary since August of 1999. He has also been a member of our Board of Directors since April of 1999. Prior to joining us, Mr. Marshall was counsel to the New York office of the law firm of Schnader Harrison Segal & Lewis LLP (from 1996 to 1999) where he concentrated in Taxation and Corporate and Securities law. From 1993 to 1996, he was associated with the law firm of Keck, Mahin & Cate where he performed similar duties.

         Mr. Marshall holds a BS in Business Administration from the University of Rhode Island, a JD from St. John's University School of Law and he was awarded an LLM in Taxation from the New York University School of Law.

         Marcel Rokegem has served as a Director since April, 1999. Mr. Rokegem is currently a consultant to Van Moer Santerre Group, a brokerage firm with offices in Brussels, Luxemburg and Monaco. From 1987 to 1992 he was a co-founding Partner and Director of Euro Suisse Limited London, a member of the London Stock Exchange. Mr. Rokegem was a Partner of Jessup and Lamont International Limited of London, an affiliate of Jessup and Lamont Securities Co., Inc., a member of the New York Stock Exchange from 1982 to 1987. Prior to that Mr. Rokegem served as the Partner in Charge of International Equity trading for BIARD, Hombergen, Pringiers & Co. Mr. Rokegem began his career in 1970 with Kredietbank, NV of Brussels where he was responsible for domestic and international equity trading, as well as Eurobond sales until 1980.

         Mr. Rokegem has a degree in Applied Economic Sciences for Antwerpen Jesuit University, as well as a diploma from the International Securities Marketing Association. Mr. Rokegem is fluent in Dutch, French, English and German.

Executive Compensation

         The following table sets forth information regarding compensation paid by us to our former Chief Executive Officer. None of our other officers received salary and bonus payments in excess of $100,000 during the period beginning April 15, 1999 and ended December 31, 1999.

                                              Summary of Compensation Table
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                          Long Term Compensation
----------------------------- ------------------------------------------- ---------------------------------------------------------
                                           Annual Compensation                      Awards                      Payouts
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                             Securities
          Name and                                             Other       Restricted        Underlying       LTIP
         Principal                       Salary      Bonus     Annual        Stock          Options/SARs     Payout     All Other
          Position              Year       ($)         ($)      Comp.        Award              (#)            ($)        Comp.
          --------              ----       ---         ---      -----       -------             ---            ---       -----
Jacques Mot, CEO                1999        0(1)        0          0            0                0              0           0
-----------------------------------------------------------------------------------------------------------------------------------

-------------
(1) During 1999 we made an advance of $100,000 to induce Mr. Hokfelt to join our company as CEO. He did not begin his employment until January 25, 2000. This payment is currently being offset against salary payments owed to Mr. Hokfelt commencing on January 25, 2000. Mr. Hokfelt's current annual salary is 240,000CHF.

Employment Agreements

         We have an employment agreement with Paul Hokfelt, our President and Chief Executive Officer pursuant to which we pay him commencing January 25, 2000 an annual salary of 240,000 CHF (approximately $145,000). We also pay for all expenses relating to the lease and maintenance of Mr. Hokfelt's car including insurance and gas. We anticipate that we will adopt bonus and stock option plans in the near future and that Mr. Hokfelt will participate in these programs. The agreement is for an initial term of three years and renews automatically for additional one year terms unless either party provides written notice of termination.

         In the event that we terminate Mr. Hokfelt's employment without cause, he is entitled to receive his base salary and fringe benefits for the remainder of the then current term and his pro-rated bonus. The agreement also contains a non-competition covenant.

Compensation of Directors

         Currently members of our Board of Directors do not receive any compensation for service on our Board. We expect that a compensation plan for Directors may be adopted in the future.

Stock Option Plan

         We have no stock option plan in place at the present time. However, we expect to adopt a stock option plan at our annual meeting which is expected to be held in April of 2000.

Indemnification and Limitation of Liability

         Our certificate of incorporation provides that our directors will not be personally liable to our company or our stockholders for monetary damages for breach of their fiduciary duties as directors to the extent permitted by Delaware law.

         Our bylaws provide that we must indemnify our directors, officers and employees so long as they act in good faith and are not adjudged liable to the Corporation. Our bylaws also provide for the prepayment of expenses to persons entitled to indemnification (subject to certain conditions), and permit us to purchase and maintain insurance on behalf of any director, officer, employee, or agent against any liability asserted against them in any such capacity, whether or not our bylaws would permit or require such indemnification.

                             PRINCIPAL STOCKHOLDERS

         The following table sets forth, certain information, as of [_______], 2000, regarding beneficial ownership of our common stock by

          - each stockholder known by us to be the beneficial owner of more than five percent (5%) of the outstanding shares of common stock;

          -    each of our directors;

          -    each of the named executive officers; and

          -    all of our current executive officers and directors as a group.


Name of                                       Number of Shares
Beneficial Owner                              Beneficially Owned(1)          Percent of Class (1)
----------------                              ---------------------          --------------------
Bachkine & Meyer Industries, S.A.                  6,406,762                          54.13
Paul Hokfelt                                           0                                0
Jauques Mot                                            0                                0
Marcel Rokegem                                         0                                0
Thomas R. Marshall                                     0                                0
Marc R. Engel                                          0                                0
Elliot H. Levine                                       0                                0
All executive officers and directors                   0                                0
 as a group


(1) Shares of common stock subject to warrants currently exercisable or exercisable within 60 days of the date hereof are deemed outstanding for computing the number of shares beneficially owned and the percentage of outstanding shares of the class held by a person holding such warrants, but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

                  SELLING STOCKHOLDERS AND PLAN OF DISTRIBUTION

         The following table sets forth

          o    the names of each of the selling stockholders,
          o the number of shares of common stock beneficially owned by each selling stockholder prior to the offering,
          o    the number of shares of common stock that may be offered by each of the selling stockholders pursuant to this prospectus, and
          o    the number of shares of common stock beneficially owned by each selling stockholder after completion of the offering, assuming all of the shares covered by this prospectus are sold.


--------------------------------------------------------------------------------------------------------------------
                                                                   Number of
                                           Number of              Securities         Number of
                                           Securities              Offered          Securities
                                          Beneficially           for Selling         Owned of         Percentage
                                         Owned Prior to         Stockholder's      Record After      Owned After
Name of Selling Stockholder                 Offering               Account           Offering          Offering
--------------------------------------------------------------------------------------------------------------------

Bachkine & Meyer Industries, S.A.           6,406,762              500,000         5,906,762            49.91
--------------------------------------------------------------------------------------------------------------------
Guido Cloetens                                 62,531                3,197            59,334              +
--------------------------------------------------------------------------------------------------------------------
ET International Limited                       20,000               20,000               -                -
--------------------------------------------------------------------------------------------------------------------
VP Bank (Schweiz) AG                            6,600                6,600               -                -
--------------------------------------------------------------------------------------------------------------------
Credit Europeen S.A.                          134,200              134,200               -                -
--------------------------------------------------------------------------------------------------------------------
Mees Pierson (Schweiz) AG                       5,000                5,000               -                -
--------------------------------------------------------------------------------------------------------------------
VP Bank (Vaduz) AG                              5,500                5,500               -                -
--------------------------------------------------------------------------------------------------------------------
VP Bank Luxembourg S.A.                        98,300               98,300               -                -
--------------------------------------------------------------------------------------------------------------------
Charles Carpentier                              1,000                1,000               -                -
--------------------------------------------------------------------------------------------------------------------
Nadine Van Acker                                1,000                1,000               -                -
--------------------------------------------------------------------------------------------------------------------
Jan Rasschaert                                123,231              123,231               -                -
--------------------------------------------------------------------------------------------------------------------
Van Moer Santerre & Cie.                      244,995              244,995               -                -
--------------------------------------------------------------------------------------------------------------------
Yvan Verstraeten                               25,000               25,000               -                -
--------------------------------------------------------------------------------------------------------------------
Luc de Troyer                                   2,500                2,500               -                -
--------------------------------------------------------------------------------------------------------------------
Henri de Rick                                   2,500                2,500               -                -
--------------------------------------------------------------------------------------------------------------------


--------------------------------------------------------------------------------------------------------------------
                                                                   Number of
                                           Number of              Securities         Number of
                                           Securities              Offered          Securities
                                          Beneficially           for Selling         Owned of         Percentage
                                         Owned Prior to         Stockholder's      Record After      Owned After
Name of Selling Stockholder                 Offering               Account           Offering          Offering
--------------------------------------------------------------------------------------------------------------------

Peter Blanckaert                                2,000                2,000               -                 -
--------------------------------------------------------------------------------------------------------------------
Marcel van Bun                                  1,800                1,800               -                 -
--------------------------------------------------------------------------------------------------------------------
Filip de Gheest                                 1,200                1,200               -                 -
--------------------------------------------------------------------------------------------------------------------
Marc Adam                                       7,200                7,200               -                 -
--------------------------------------------------------------------------------------------------------------------
Roger Coppens                                     825                  825               -                 -
--------------------------------------------------------------------------------------------------------------------
Gabrielle Coppens                                 144                  144               -                 -
--------------------------------------------------------------------------------------------------------------------
Amandine van der Vurst                            481                  481               -                 -
--------------------------------------------------------------------------------------------------------------------
Nicole van Belle                                1,350                1,350               -                 -
--------------------------------------------------------------------------------------------------------------------
Marc de Rick                                    2,400                2,400               -                 -
--------------------------------------------------------------------------------------------------------------------
De Rick BVBA                                    1,500                1,500               -                 -
--------------------------------------------------------------------------------------------------------------------
Willy Clement                                  14,450               14,450               -                 -
--------------------------------------------------------------------------------------------------------------------
Guy de Vuyst                                    9,080                9,080               -                 -
--------------------------------------------------------------------------------------------------------------------
Henri van Emelen                                5,000                5,000               -                 -
--------------------------------------------------------------------------------------------------------------------
Andre de Backer                                 2,500                2,500               -                 -
--------------------------------------------------------------------------------------------------------------------
Didier Bodson                                   6,750                6,750               -                 -
--------------------------------------------------------------------------------------------------------------------
Paul Driessens                                  3,000                3,000               -                 -
--------------------------------------------------------------------------------------------------------------------
Werner Kempenaerts                              8,030                8,030               -                 -
--------------------------------------------------------------------------------------------------------------------
Paul Kempenaerts                               58,333               58,333               -                 -
--------------------------------------------------------------------------------------------------------------------
G. Kiekens-Menschaert                           5,850                5,850               -                 -
--------------------------------------------------------------------------------------------------------------------
V. De Paepe-Menschaert                          2,800                2,800               -                 -
--------------------------------------------------------------------------------------------------------------------
Johnny Temmerman                                5,250                5,250               -                 -
--------------------------------------------------------------------------------------------------------------------
Linda Toeback                                   2,655                2,655               -                 -
--------------------------------------------------------------------------------------------------------------------
Victor van Bos                                 15,250               15,250               -                 -
--------------------------------------------------------------------------------------------------------------------
Gommaire Verbruggen                            67,500               67,500               -                 -
--------------------------------------------------------------------------------------------------------------------
Jean-Paul Vranckx                              10,000               10,000               -                 -
--------------------------------------------------------------------------------------------------------------------
Dirk de Knibber                                 5,064                5,064               -                 -
--------------------------------------------------------------------------------------------------------------------
Simonne Batselier                               1,135                1,135               -                 -
--------------------------------------------------------------------------------------------------------------------
Ward Rogiers                                   16,000               16,000               -                 -
--------------------------------------------------------------------------------------------------------------------
Romaine Bruenin                                 3,300                3,300               -                 -
--------------------------------------------------------------------------------------------------------------------
Bank Sarasin & Co.                            420,000              420,000               -                 -
--------------------------------------------------------------------------------------------------------------------
Eddy van de Casteele                            1,500                1,500               -                 -
--------------------------------------------------------------------------------------------------------------------


--------------------------------------------------------------------------------------------------------------------
                                                                   Number of
                                           Number of              Securities         Number of
                                           Securities              Offered          Securities
                                          Beneficially           for Selling         Owned of         Percentage
                                         Owned Prior to         Stockholder's      Record After      Owned After
Name of Selling Stockholder                 Offering               Account           Offering          Offering
--------------------------------------------------------------------------------------------------------------------

Rudy Vunck                                     51,350               51,350               -                 -
--------------------------------------------------------------------------------------------------------------------
Jean-Pierre de Bavay                            1,000                1,000               -                 -
--------------------------------------------------------------------------------------------------------------------
Jos Deno-Stuyck                                15,050               15,050               -                 -
--------------------------------------------------------------------------------------------------------------------
Jacques Diependaele                             1,934                1,934               -                 -
--------------------------------------------------------------------------------------------------------------------
Bertels-Deno                                    2,200                2,200               -                 -
--------------------------------------------------------------------------------------------------------------------
Carine de Cock                                    500                  500               -                 -
--------------------------------------------------------------------------------------------------------------------
Willy Claes                                     3,000                3,000               -                 -
--------------------------------------------------------------------------------------------------------------------
Double Impact, Inc.                             4,000                4,000               -                 -
--------------------------------------------------------------------------------------------------------------------
Abrdor Group Ltd.                              70,802               70,802               -                 -
--------------------------------------------------------------------------------------------------------------------
Freddy van Poucke                                 500                  500               -                 -
--------------------------------------------------------------------------------------------------------------------
Jayne Rokegem                                   5,100                5,100               -                 -
--------------------------------------------------------------------------------------------------------------------
Luc Hespeels                                   20,000               20,000               -                 -
--------------------------------------------------------------------------------------------------------------------
Banque Syz & Cie.                             507,705              507,705               -                 -
--------------------------------------------------------------------------------------------------------------------
Donmar Equities                               510,000              510,000               -                 -
--------------------------------------------------------------------------------------------------------------------
Park Tower Finance Ltd.                       510,000              510,000               -                 -
--------------------------------------------------------------------------------------------------------------------
Everston Ltd.                                 510,000              510,000               -                 -
--------------------------------------------------------------------------------------------------------------------
Millhopper Ltd.                               260,000              260,000               -                 -
--------------------------------------------------------------------------------------------------------------------
Colvin Finance Limited                        250,000              250,000               -                 -
--------------------------------------------------------------------------------------------------------------------
Bank Ippa & Associes                           86,000               86,000               -                 -
--------------------------------------------------------------------------------------------------------------------
Euromedia Communications Inc                   10,000               10,000               -                 -
--------------------------------------------------------------------------------------------------------------------
Westerman Shapiro Pollack Draghi &
Miller, LLP
--------------------------------------------------------------------------------------------------------------------

*        Executive Officer
**       Director

         The selling stockholders are entitled to receive all of the proceeds from the future sale of their shares.

         The selling stockholders, from time to time, depending on market conditions and other factors, may offer or sell their shares in the over-the-counter market, or otherwise, at prices and terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. The shares may be sold by various methods, including:

          o block trades in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

          o purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

          o purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

          o ordinary brokerage transactions and transactions in which the broker solicits purchases; and

          o face to face transactions between sellers and purchasers without a broker or dealer.

         In effecting sales, brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. These brokers or dealers may receive commissions or discounts from the selling stockholders in amounts to be negotiated. These brokers, dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act, in connection with these sales.

         We will bear all costs and expenses of the registration of the shares under the Securities Act and certain state securities laws, other than discounts or commissions, if any, payable with respect to sales of the shares.

         The selling stockholders are not restricted as to the number of shares that may be sold at any one time, and it is possible that a significant number of shares could be sold at the same time. Sales of the shares by the selling stockholders may have an adverse effect on the market price of the common stock.

                              CERTAIN TRANSACTIONS

         Bachkine & Meyer Industries, S.A, our majority shareholder, has been advancing us funds pursuant to the terms of a Line of Credit Agreement dated as of April 15, 1999. The balance of such advances as of December 31, 1999 is $2,175,186. Bachkine & Meyer did not charge interest on advances until July 1, 1999 at which time it began charging interest at the prime rate currently 8%. Bachkine & Meyer has indicated it wishes to convert all the amounts advanced under the Line of Credit Agreement into equity at the market price on March __, 2000. The fairness of the conversion price will be determined by an independent committee of the Board of Directors established for that purpose.

         In addition to the Line of Credit Agreement discussed above, B.A.M.I. Consulting, S. A., a British Virgin Islands corporation, and an affiliate of Bachkine & Meyer is entitled to receive a monthly management consulting fee of $75,000 pursuant to the terms of a Consulting Agreement dated as of April 15, 1999. As of December 31, 1999, we owe B.A.M.I. $675,000 which we have accrued as a general and administrative expense, but have not yet paid. B.A.M.I. has indicated it wishes to convert all the amounts due under the consulting agreement into equity at the market price on March __, 2000. The fairness of the conversion price will be determined by an independent committee of the Board of Directors established for that purpose.

                            DESCRIPTION OF SECURITIES

         Our authorized capital stock consists of 50,000,000 shares of common stock, par value $.001 per share, and 1,000,000 shares of preferred stock, par value $.001 per share. As of December 31, 1999, there were 11,842,761 shares of common stock issued and outstanding; no shares of preferred stock were issued. In addition, as of December 31, 1999, warrants to purchase 3,020,706 shares of common stock were also outstanding.

Common Stock

         All holders of common stock have one vote per share on all matters submitted to a vote of stockholders. Stockholders do not have rights to accumulate their votes in the election of directors under our certificate of incorporation or applicable provisions of the General Corporation Law of the State of Delaware.

         The holders of common stock have the right to receive dividends, when, and if declared, by our Board of Directors out of funds legally available therefor. We have never paid any cash dividends on our common stock. We presently intend to retain earnings, if any, to finance our operations, and therefore do not anticipate paying any cash dividends in the future. If we liquidate, holders of our common stock would share ratably in any assets available for distribution to stockholders after payment of all our obligations.

         Our common stock is neither redeemable nor has any preemptive, subscription, sinking fund or conversion rights. All outstanding shares of common stock are fully paid and non-assessable.

Preferred Stock

         Our Board of Directors may authorize the issuance up to 1,000,000 shares of preferred stock without any further stockholder approval. The Board is expressly authorized to provide for the issuance of shares of preferred stock in one or more classes or series, and to fix for each such class or series the powers, rights, privileges, preferences, qualifications, limitations or restrictions, including dividend rights, dividend rates, conversion rights, voting rights, redemption rights, redemption prices, liquidation preferences, and the designation of and the number of shares constituting any class or series.

Warrants

         Of the 7,709,426 shares of common stock covered by this prospectus, 3,020,706 shares are issuable pursuant of the exercise of warrants. The warrants expire at various times during the next four (4) years, and are exercisable at prices ranging from $6.00 to $12.00 per share. All of the warrants contain anti-dilution provisions.

Transfer Agent and Registrar

         Colonial Stock Transfer Company of Salt Lake City, Utah, serves as transfer agent and registrar for the common stock.

Antitakeover Effects of Provisions of Delaware Law and Our Charter

         Provisions of Delaware law and our certificate of incorporation could discourage takeover attempts. These include:

          o Delaware Antitakeover Law. We are subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a business combination with an interested stockholders for a period of three years from the date the stockholder became an interested stockholder, unless the business combination or the transaction in which the person became an interested stockholder is approved in the manner provided in Section 203. Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an interested stockholder is a person who, together with affiliates and associates, owns or within three years prior to the determination of interested stockholder status did own 15% or more of the corporation's outstanding voting stock.

          o Our right to issue preferred stock. Our certificate of incorporation authorizes the issuance of preferred stock with such designations, rights, and preferences as may be determined from time to time by our Board of Directors, without any further vote or action by our stockholders. Therefore, our Board of Directors is empowered, without stockholder approval, to issue preferred stock with voting rights or preferences that could prevent or discourage unsolicited takeover attempts.

                         SHARES ELIGIBLE FOR FUTURE SALE

         As of the date of this prospectus, we had [________] shares of common stock outstanding, [________] of which are freely tradable, and [_____] of which are restricted shares. In addition, there are warrants outstanding to purchase [_______] of our shares.

         The resale of [_______] of the restricted shares and the 3,020,706 shares underlying the warrants are covered by the registration statement of which this prospectus is a part. These shares may be resold in the open market at any time, subject to

          o    the continued effectiveness of the registration statement;

          o and our ability to suspend sales under the registration statement in certain instances.

         No prediction can be made as to what effect, if any, the sale of these shares will have on the prevailing market price. The possibility that substantial amounts of common stock may be sold in the public market may adversely affect prevailing market prices for the common stock, and could impair our ability to raise capital through future sales of equity securities.

         After the effective date of this registration statement, [_______] shares owned by Bachkine & Meyer Industries, S.A. will remain restricted pursuant to the terms of Regulation S of the Securities Act of 1933, as amended.

                                  LEGAL MATTERS

         The validity of the securities offered hereby will be passed upon for us by Westerman Shapiro Pollack Draghi & Miller, LLP, Garden City, New York ("WSPD"). As part of our agreement with WSPD, we have agreed to pay a portion of their legal fee in our common stock based on the fair market value of our common stock during the billing period. The shares of common stock issued to WSPD are being registered for sale pursuant to the terms of this Registration Statement. As of [the effective date of this registration statement], WSPD owned ___ shares of our common stock.

                                     EXPERTS

         The financial statements of New Generation Plastic, Inc. as of December 31, 1999 and for the period from April 15, 1999 (inception) through December 31, 1999 have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

         The report of KPMG LLP covering the December 31, 1999 financial statements contains an explanatory paragraph that states that the Company's loss from operations and net capital deficiency raise substantial doubt about the entity's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed with the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C., a registration statement on Form SB-2 under the Securities Act of 1933, with respect to the shares to be sold in this offering. This prospectus, which is part of the registration statement, does not contain all of the information contained in the registration statement. For further information with respect to us and the shares of our common stock offered hereby, we refer you to the registration statement, including the exhibits thereto, which may be inspected, without charge, at the office of the Securities and Exchange Commission.

         Copies of the registration statement may be obtained from the Commission in Washington, D.C., upon payment of the requisite fees, or from the Commission's Website at http://www.sec.gov. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance we refer you to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by the more complete description of the matters involved.

                          INDEX TO FINANCIAL STATEMENTS

                          NEW GENERATION PLASTIC, INC.
                         (A Development Stage Company)

--------------------------------------------------------------------------------
                                                                      Page
                                                                      ----
--------------------------------------------------------------------------------
Independent Auditors' Report                                           F-2
--------------------------------------------------------------------------------
Balance Sheet                                                          F-3
--------------------------------------------------------------------------------
Statement of Operations                                                F-4
--------------------------------------------------------------------------------
Statement of Stockholders' Equity                                      F-5
--------------------------------------------------------------------------------
Statement of Cash Flows                                                F-6
--------------------------------------------------------------------------------
Notes to Financial Statements                                          F-7
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                          Independent Auditors' Report


The Board of Directors and Stockholders
New Generation Plastic, Inc.:


We have audited the accompanying balance sheet of New Generation Plastic, Inc. (a development stage company) (the "Company") as of December 31, 1999, and the related statements of operations, stockholders' equity (deficit), and cash flows for the period from April 15, 1999 (inception) through December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of New Generation Plastic, Inc. (a development stage company) as of December 31, 1999, and the results of its operations and its cash flows for the period from April 15, 1999 (inception) through December 31, 1999, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note 7 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in note 7. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


KPMG LLP

McLean, VA
March 3, 2000

                          NEW GENERATION PLASTIC, INC.
                          (A Development Stage Company)
                                  Balance Sheet

                                                                                 December 31,
                                   Assets                                           1999
                                                                                 ------------
Current assets:
    Cash                                                                         $     3,708
    Prepaid expenses                                                                 159,554
                                                                                 -----------
                   Total current assets                                              163,262
Intangible assets, net                                                               443,929
                                                                                 -----------
                   Total assets                                                  $   607,191
                                                                                 ===========
                    Liabilities and Stockholders' Equity

Current liabilities:
    Accounts payable                                                             $   487,798
    Accrued consulting expense                                                       675,000
    Due to shareholder                                                             2,175,186
                                                                                 -----------
                   Total liabilities                                               3,337,984
                                                                                 -----------
Stockholders' equity (deficit):
    Common stock, $0.001 par value; 50,000,000 shares authorized,
       11,842,761 shares issued and outstanding                                       11,843
    Preferred stock, $0.001 par value; 1,000,000 shares authorized,
       none issued or outstanding                                                         --
    Additional paid-in capital                                                       804,690
    Deficit accumulated during the development stage                              (3,547,326)
                                                                                 -----------

                   Total stockholders' equity (deficit)                           (2,730,793)
                                                                                 -----------

Commitments and contingencies
                   Total liabilities and stockholders' equity (deficit)          $   607,191
                                                                                 ===========

See accompanying notes to financial statements.

                          NEW GENERATION PLASTIC, INC.
                          (A Development Stage Company)
                             Statement of Operations

                                                                   Period from
                                                                  April 15, 1999
                                                                   (inception)
                                                                     through
                                                                   December 31,
                                                                       1999
                                                                  --------------
Operating expenses:
    General and administrative                                     $  2,046,982
    Product development                                               1,426,236
                                                                   ------------
                   Loss from operations                              (3,473,218)
Interest expense                                                        (74,108)
                                                                   ------------
                   Loss before income taxes                          (3,547,326)
Income taxes                                                                 --
                                                                   ------------
                   Net loss                                        $ (3,547,326)
                                                                   ============
Basic and diluted net loss per common share                        $      (0.30)
Shares used to compute basic and diluted net loss per
    common share                                                     11,842,761

See accompanying notes to financial statements

                                                    NEW GENERATION PLASTIC, INC.
                                                    (A Development Stage Company)
                                              Statement of Stockholders' Equity (Deficit)
                                                                 Common Stock
                                                           -------------------------     Additional
                                                           Number of                      paid-in        Accumulated
                                                             Shares         Amount        Capital          Deficit         Total
                                                           ---------        ------        -------        -----------       -----
Balance at April 15, 1999 (inception)                              --     $       --             --              --              --
Issuance of common stock to Bachkine &
    Meyer Industries, S.A.                                 11,580,000         11,580        804,953              --         816,533
Issuance of common stock in conjunction with
    merger with SW Ventures, Inc.                             262,761            263           (263)             --              --
Net loss                                                           --             --             --      (3,547,326)     (3,547,326)
                                                           ----------     ----------     ----------      ----------      ----------
Balance at December 31, 1999                               11,842,761     $   11,843        804,690      (3,547,326)     (2,730,793)
                                                           ==========     ==========     ==========      ==========      ==========

See accompanying notes to financial statements.

                                   NEW GENERATION PLASTIC, INC.
                                  (A Development Stage Company)
                                     Statement of Cash Flows
                                                                                     Period from
                                                                                   April 15, 1999
                                                                                     (inception)
                                                                                       through
                                                                                    December 31,
                                                                                        1999
                                                                                   --------------
Cash flows from operating activities:
    Net loss                                                                        $(3,547,326)
    Adjustments to reconcile net loss to net cash used in
       operating activities:
          Amortization                                                                   73,270
          Changes in operating assets and liabilities:
               Increase in prepaid expenses                                            (159,554)
               Increase in accounts payable                                             487,798
               Increase in accrued consulting expense                                   675,000
                                                                                    -----------
                   Net cash used in operating activities                             (2,470,812)
                                                                                    -----------
Cash flows provided by financing activities:
    Cash received from shareholder loans                                              2,175,186
    Issuance of common stock                                                            816,533
                                                                                    -----------
                   Net cash provided by financing activities                          2,991,719
                                                                                    -----------
Cash flows used in investing activities:
    Purchase of patents                                                                (517,199)
                                                                                    -----------
                   Net cash used in investing activities                               (517,199)
                                                                                    -----------
Net increase in cash and cash equivalents                                                 3,708
Cash and cash equivalents at the beginning of period                                         --
                                                                                    -----------
Cash and cash equivalents at the end of period                                      $     3,708
                                                                                    ===========

See accompanying notes to financial statements

                          NEW GENERATION PLASTIC, INC.
                          (A Development Stage Company)

                          Notes to Financial Statements

                                December 31, 1999

(1)    Organization

       New Generation Plastic, Inc. (the "Company") was organized on April 15, 1999 under the laws of the State of Delaware. During June 1999, the Company exchanged 262,761 shares of its common stock for all of the issued and outstanding common stock of SW Ventures, Inc. (SWV). Concurrently, SWV changed its name to New Generation Plastic, Inc. As of the date of the merger, the net assets of the Company and SWV were determined to have nominal value. Accordingly, the transaction has been recorded at the par value of the stock exchanged.


(2)    Summary of Significant Accounting Policies

       (a)    Development Stage Enterprise

              During the period from April 15, 1999 (inception) through December 31, 1999, New Generation Plastic, Inc. devoted substantially all of its efforts to develop and market the patented technology designed to process two or more discrete plastic polymers ("NGP Process"). The Company believes the NGP Process is capable of producing commercially usable plastic polymers from a mixed stream of discrete virgin polymers or waste plastic. Its planned principal operations have not commenced.

       (b)    Cash and Cash Equivalents

              The Company considers all highly liquid investments with maturities of three months or less from the date of purchase to be cash equivalents.

       (c)    Intangible Assets

              Intangible assets consist of the costs associated with the purchase of the patents. Such patents are being amortized over their estimated useful life of five years. As of December 31, 1999, the related accumulated amortization was $73,270.

       (d)    Product Development Costs

              Product development costs include expenses incurred by the Company for research, design and development of the Company's proprietary technology. Product development costs are expensed as incurred.

       (e)    Income Taxes

              The Company uses the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable

                                                                     (Continued)

                          NEW GENERATION PLASTIC, INC.
                          (A Development Stage Company)

                          Notes to Financial Statements

                                December 31, 1999

              income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

       (f)    Net Income (Loss) Per Share

              The Company computes net income (loss) per share in accordance with Statement of Financial Accounting Standard ("SFAS") No. 128, Earnings Per Share. Under the provisions of SFAS 128, basic net income (loss) per share is computed by dividing the net income
              (loss) for the period by the weighted average number of common shares outstanding during the period. Diluted net income (loss) per share is computed by dividing the net income (loss) for the period by the weighted average number of common and dilutive potential common shares outstanding during the period. As the Company had a net loss during the period presented, basic and diluted net income (loss) per share are the same.

       (g)    Use of Estimates

              The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

(3)    Related Party Transaction

       Bachkine & Meyer Industries, S.A. ("BMI"), the holder of a majority of the outstanding common stock of the Company, has been advancing funds to the Company pursuant to a line of credit agreement dated April 15, 1999. As of December 31, 1999, $2,175,186 had been advanced to the Company under the terms of this agreement. Under the terms of the agreement, principal payments are due on demand after July 15, 2000. Interest is due quarterly in arrears and is based upon the prime rate; 8.0 percent as of December 31, 1999.

       In addition to the line of credit agreement discussed above, B.A.M.I. Consulting, S.A. ("BAMI"), a British Virgin Islands corporation and an affiliate of BMI, is entitled to receive a monthly management consulting fee of $75,000 in exchange for engineering expertise in the development and commercialization of the NGP Process. For the period ended December 31, 1999, $675,000 (nine months' fees) of such fee has been accrued as general and administrative expense, but has not yet been paid.

(4)    Income Taxes

       No provision for federal or state income taxes has been recorded as the Company has incurred a net operating loss since inception. As of December 31, 1999, the Company has a net operating loss carryforward available to offset future taxable income of approximately $1,426,000, which expires in 2019. The actual income tax benefit differed from the income tax benefit which would be computed based upon the statutory federal tax rates as a result of recording a valuation allowance. The valuation


                                                                     (Continued)

                          NEW GENERATION PLASTIC, INC.
                          (A Development Stage Company)

                          Notes to Financial Statements

                                December 31, 1999

       allowance was recorded as it is not more likely than not that the deferred tax assets will be recoverable.

       Temporary differences that give rise to deferred tax assets and liabilities at December 31, 1999 are as follows:

Deferred tax assets/liabilities:
    Net operating loss carryforwards                           $  584,757
    Start-up costs                                                839,263
    Other                                                          30,384
                                                               ----------
                   Total deferred tax assets                    1,454,404
Less: valuation allowance                                      (1,454,404)
                                                                 --------
                   Net deferred tax assets                       $     --
                                                                 ========

(5)    Warrants

       The Company declared a pro-rata distribution to each holder of its common stock of record on October 14, 1999 consisting of a warrant to purchase one share of the Company's common stock at an exercise price of $6.00 per share for each four shares of common stock owned by the stockholder. These warrants are not exercisable until the shares purchasable upon exercise of the warrants have been registered under the Securities Act of 1933 and expire two years after the date upon which they first become exercisable. As a result of this declaration, 2,960,706 warrants were issued.

(6)    Basic and Diluted Net Loss Per Share

       The Company computes net income (loss) per share in accordance SFAS 128, Earnings Per Share, which requires certain disclosures relating to the calculation of income (loss) per common share, as follows.

                                                            Period from
                                                           April 15, 1999
                                                        (inception) through
                                                         December 31, 1999
                                                        --------------------
       Net loss                                            $ (3,547,326)
                                                           ============
       Weighted average shares of common stock
           outstanding                                     $ 11,842,761
                                                           ============
       Basic and diluted net loss
           per common share                                $      (0.30)
                                                           ============

(7)    Financial Results and Liquidity

       The Company incurred a net loss of $3,547,326 during the period from April 15, 1999 (inception) through December 31, 1999. Significant amounts of additional cash will be needed to continue the development of the NGP Process and to fund losses until the Company can achieve profitability. Based on management's proposed plan as of December 31, 1999, the Company estimates that at least $3.5 million would be required to fund the Company's operations through December 31, 2000 and that additional amounts could be required thereafter.


                                                                     (Continued)

                          NEW GENERATION PLASTIC, INC.
                          (A Development Stage Company)

                          Notes to Financial Statements

                                December 31, 1999

       While there is no assurance that funding will be available to execute the plan, the Company is continuing to seek financing to support its development efforts and is exploring a number of alternatives in this regard.

(8)    Commitments and Contingencies

       In conjunction with the incorporation of the Company, the Company entered into consulting agreements with several third parties. Under those agreements the Company is contractually obligated to issue, upon the adoption of a stock option plan, options to purchase an aggregate of 50,000 shares of the Company's common stock at exercise prices ranging from $7.50 to $9.50.

       One of the Company's European patents related to the plastic technology has been opposed by a third party. While the Company believes its patent will be upheld in substantially the form it was issued, the Company can provide no assurances that it will be successful in its patent defense. An adverse determination with respect to the enforceability of the Company's European patent could have a material adverse effect on the Company's business and financial condition.

(9)    Subsequent Events

       Effective January 25, 2000, the Board of Directors approved a change in the business model of the Company to include the incubation of Internet-related companies primarily located in Europe. As part of this restructuring, the Company formed a wholly owned subsidiary, New Generation Partners, Inc., in the State of Delaware. Through this subsidiary, the Company anticipates developing a collaborative network of Internet companies involved in business-to-business (B2B) e-commerce and ventures oriented towards new emerging Internet infrastructure and wireless Internet applications.

       Also as part of the restructuring, the Company formed another wholly owned Delaware subsidiary, NG Plastic, Inc. Subject to stockholder approval, the Company intends to transfers all the assets and liabilities relating to its plastic business to NG Plastic, Inc.

       On February 21, 2000, the Company authorized the issuance of warrants to purchase 165,000 shares of the Company's common stock at $12.00 per share on a one-for-one basis. 90,000 of these warrants expire on March 5, 2004 and 75,000 of these warrants expire on February 24, 2000. Concurrently, the Company issued 60,000 of the warrants with expiration date of March 5, 2000 to 2 shareholders. These warrants are not exercisable until the shares purchasable upon exercise of the warrants have been registered under the Securities Act of 1933.

         Until __________, 2000, all dealers that effect transactions in our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This requirement is in addition to the dealer's obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                          New Generation Plastic, Inc.
                       [_________] Shares of Common Stock
                                   -----------

                                   PROSPECTUS
                                __________ , 2000

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

         Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the Registrant. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

         Article IX of the Registrant's Bylaws provides for indemnification by the Registrant of its directors, officers and employees to the extent that they act in good faith and are not adjudged liable to the Corporation.

         Article IX of the Registrant's Bylaws also provides for the prepayment of expenses to persons entitled to indemnification (subject to certain conditions), and permits the Registrant to purchase and maintain insurance on behalf of any director, officer, employee, or agent against any liability asserted against or incurred by them in any such capacity, or arising out of their status as such, whether or not the Registrant would have the power or obligation to indemnify them against such liability under the Registrant's Bylaws.

         Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchase, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. Article SIXTH of the Registrant's Certificate of Incorporation provides for such limitation of liability.

         The general effect of the foregoing provisions is to reduce the circumstances in which an officer, director, agent, or employee may be required to bear the economic burdens of the foregoing liabilities and expenses.

Item 25. Other Expenses of Issuance and Distribution.

         The estimated expenses of the Registrant in connection with the issuance and distribution of the securities being registered hereby (other than underwriting discounts and commissions) are as follows:

--------------------------------------------------------------------------------
Item                                                                  Amount
--------------------------------------------------------------------------------
Registration Fee (Securities and Exchange Commission)...........   $
--------------------------------------------------------------------------------
Accounting Fees and Expenses ...................................   $
--------------------------------------------------------------------------------
Legal Fees and Expenses.........................................   $
--------------------------------------------------------------------------------
Transfer Agent's Fees...........................................   $
--------------------------------------------------------------------------------
Miscellaneous Expenses .........................................   $
--------------------------------------------------------------------------------
Total...........................................................   $
--------------------------------------------------------------------------------


         The Registrant will bear all costs and expenses of the registration of the shares under the Securities Act and certain state securities laws, other than any discounts or commissions payable with respect to sales of the shares.


Item 26. Recent Sales of Unregistered Securities.

         As part of our merger with SW Ventures, Inc. which took place on June 10, 1999, we issued shares of common stock which were restricted securities pursuant to Regulation S of the Securities Act of 1933, as follows: Bachkine & Meyer Industries, S.A (11,580,000 shares), ET International (20,000 shares) and Guido Cloetens (5,000 shares). On January 19, 2000 we issued 4,000 shares of restricted securities to Double Impact, Inc. in connection with our negotiations to enter into a definitive working agreement with them with regard to our Internet business.

Item 27. Exhibits.

           ----------------- ---------------------------------------------------
           Exhibit No.       Description
           ----------------- ---------------------------------------------------
           3.1**             Certificate of Incorporation
           ----------------- ---------------------------------------------------
           3.2**             Bylaws
           ----------------- ---------------------------------------------------
           4.1**             Form of Common Stock Certificate
           ----------------- ---------------------------------------------------
           4.2**             Form of Warrant Certificates of _______
           ----------------- ---------------------------------------------------
           5*                Opinion of Counsel
           ----------------- ---------------------------------------------------
           10**              Material Agreements [To come]
           ----------------- ---------------------------------------------------
           23.1*             Consent of KPMG LLP
           ----------------- ---------------------------------------------------
           23.2*             Consent of Counsel (contained in opinion of counsel
                              filed as Exhibit 5)
           ----------------- ---------------------------------------------------

           ----------------- ---------------------------------------------------

           ----------------- ---------------------------------------------------

           ----------------- ---------------------------------------------------

           ----------------- ---------------------------------------------------

           ----------------- ---------------------------------------------------

           ----------------- ---------------------------------------------------

           ----------------- ---------------------------------------------------

           ----------------- ---------------------------------------------------

           ----------------- ---------------------------------------------------

           ----------------- ---------------------------------------------------

           ----------------- ---------------------------------------------------


*    Filed herewith.
**   To be filed by amendment.
(1)  Incorporated by reference to _______.

Item 28. Undertakings.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by final adjudication of such issue.

         The undersigned Registrant hereby undertakes that it will:

                  (1) For purposes of determining any liability under the Securities Act, treat the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this Registration Statement as of the time the Commission declared it effective.

                  (2) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of Prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                  (3) File, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:


                         (i) Include any prospectus required by Section 10(a)(3)
                    of the Securities Act;

                         (ii) Reflect in the prospectus any facts or events
                    arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or together, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                         (iii) Include any material information with respect to
                    the plan of distribution not previously discussed in the registration statement or any material change to such information in the registration statement.

                  (4) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned in the City of Geneva, Country of Switzerland and the City of New York, State of New York, respectively, March 9, 2000.

                              NEW GENERATION PLASTIC, INC.

                              By: /s/  Paul Hokfelt
                                  ----------------------------------
                                  Paul Hokfelt
                                  Chief Executive Officer, President
                                  (Principal Executive Officer)

                              By: /s/  Elliot Levine
                                  ----------------------------------
                                  Elliot Levine
                                  Interim Chief Financial Officer,
                                  (Principal Financial and
                                  Accounting Officer)

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Paul Hokfelt, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

         In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

         Signature                   Title               Date
         ---------                  -------              -----

/s/ Jacques Mot                     Director             March 9, 2000
------------------------
Jacques Mot

/s/ Marcel Rokegem                  Director             March 9, 2000
------------------------
Marcel Rokegem

/s/ Thomas Marshall                 Director             March 9, 2000
------------------------
Thomas Marshall

                          New Generation Plastic, Inc.

                                  EXHIBIT INDEX

           ----------------- ---------------------------------------------------
           Exhibit No.       Description
           ----------------- ---------------------------------------------------
           3.1**             Certificate of Incorporation
           ----------------- ---------------------------------------------------
           3.2**             Bylaws
           ----------------- ---------------------------------------------------
           4.1**             Form of Common Stock Certificate
           ----------------- ---------------------------------------------------
           4.2**             Form of Warrant Certificates of _______
           ----------------- ---------------------------------------------------
           5*                Opinion of Counsel
           ----------------- ---------------------------------------------------
           10**              Material Agreements [To come]
           ----------------- ---------------------------------------------------
           23.1*             Consent of KPMG LLP
           ----------------- ---------------------------------------------------
           23.2*             Consent of Counsel (contained in opinion of counsel
                              filed as Exhibit 5)
           ----------------- ---------------------------------------------------

           ----------------- ---------------------------------------------------

           ----------------- ---------------------------------------------------

           ----------------- ---------------------------------------------------

           ----------------- ---------------------------------------------------

           ----------------- ---------------------------------------------------

           ----------------- ---------------------------------------------------

           ----------------- ---------------------------------------------------

           ----------------- ---------------------------------------------------

           ----------------- ---------------------------------------------------

           ----------------- ---------------------------------------------------

           ----------------- ---------------------------------------------------

*    Filed herewith
**   To be filed by amendment
(1)  Incorporated by reference to _______________.